Exhibit 10.3

ASSET PURCHASE AGREEMENT

among

CONCORDIA PHARMACEUTICALS INC., S.À.R.L., BARBADOS BRANCH,

TELIGENT JERSEY LIMITED

and

IGI LABORATORIES, INC.

DATED AS OF OCTOBER 5, 2015

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

-i-

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

-ii-

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULES OTHER THAN DISCLOSURE SCHEDULES

1.1(a)	IGI Purchased Assets
1.1(b)	Intellectual Property Licenses
1.1(c)	Knowledge of Purchaser
1.1(d)	Knowledge of Seller
1.1(e)	Products and Product Registrations
1.1(f)	Retained Products
1.1(g)	Shared Contracts
1.1(h)	TJL Purchased Assets
2.1(i)	Contracts Solely Relating to the Products
2.1(ii)	Purchase Orders

EXHIBITS

EXHIBIT A	IGI Assignment and Assumption Agreement
EXHIBIT B	IGI Bill of Sale
EXHIBIT C	Labeled Inventory Partial Assignment Agreement
EXHIBIT D	Receipt
EXHIBIT E	Teligent Assignment and Assumption Agreement
EXHIBIT F	Teligent Bill of Sale
EXHIBIT G	Transition Services Agreement
EXHIBIT H	List of Instruments and Documents Delivered at Closing by Seller
EXHIBIT I	List of Instruments and Documents Delivered at Closing by IGI Purchaser
EXHIBIT J	List of Instruments and Documents Delivered at Closing by TJL Purchaser

-iii-

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of the 5th day of October 2015, by and between Concordia Pharmaceuticals Inc., S.à.r.l., Barbados Branch, the Barbados branch of Concordia Pharmaceuticals Inc., a société à responsabilité limitée (private limited liability company) duly organized and validly existing under the laws of the Grand-Duchy of Luxembourg, with a share capital of USD 5,000,000, having its registered office at 8-10 Avenue de la Gare – L-2610 Luxembourg, Grand-Duchy of Luxembourg and in the process of registration with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) (formerly known as and successor-in-interest to Concordia Pharmaceuticals Inc., an international business company organized under the laws of Barbados) (“Seller”), on the one hand, and IGI Laboratories, Inc., a corporation organized under the laws of Delaware (“IGI Purchaser”), and Teligent Jersey Limited, a company incorporated in Jersey with registration number 119574 and having its registered office at 47 Esplanade, St. Helier, Jersey JE1 0BD (“TJL Purchaser,” and together with IGI Purchaser, “Purchasers”, and each, a “Purchaser”), on the other hand.

WITNESSETH:

WHEREAS, Seller desires to sell, transfer and assign to IGI Purchaser, and IGI Purchaser desires to acquire and assume from Seller, all of the Inventory, the IGI Assumed Contracts and all of the Assumed Liabilities associated therewith, all as more specifically provided herein; and

WHEREAS, Seller desires to sell, transfer and assign to TJL Purchaser, and TJL Purchaser desires to acquire and assume from Seller, all of the TJL Purchased Assets, and all of the Assumed Liabilities associated therewith, all as more specifically provided herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1        Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

“Agreement” means this Agreement, as amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means, collectively, the IGI Assignment and Assumption Agreement, the TJL Assignment and Assumption Agreement, the IGI Bill of Sale, the TJL Bill of Sale, the Labeled Inventory Partial Assignment Agreement, the Transition Services Agreement and each other agreement, document, instrument and/or certificate to be executed by Purchasers or Seller in connection with the transactions contemplated by this Agreement.

“Assignment Consent” has the meaning set forth in Section 2.2(a).

“Assumed Contracts” means, with respect to IGI Purchaser, the IGI Assumed Contracts, with respect to TJL Purchaser, the TJL Assumed Contracts, and with respect to Seller, the IGI Assumed Contracts and the TJL Assumed Contracts.

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Books and Records” means financial, accounting, operating data and records, including (a) inventory records, product specifications, customer lists, cost and pricing information, supplier lists, customer literature, quality control records and manuals; (b) product development files, and records and stability and clinical studies; (c) data relevant to the manufacturing of a Product; (d) Regulatory Documentation; and (e) Promotional Materials, in each of the foregoing clauses (a) through (e), solely to the extent (i) in Seller’s physical possession or control and (ii) of the portions thereof exclusively related to the Purchased Assets (including all data and other information stored on discs, tapes or other media); provided, however, that Seller may retain a copy of (A) all such Books and Records to the extent necessary for reporting, regulatory, Tax, accounting or litigation purposes, (B) any correspondence to, with or from any Person in connection with the Excluded Assets, the Excluded Liabilities or as otherwise required by applicable Law and (C) any books and records relating to the Excluded Assets or Excluded Liabilities.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or the parish of St. Michael, Barbados, are authorized or obligated by applicable law or executive order to close.

“Cap” has the meaning set forth in Section 7.6(b).

“Closing” means the closing of the transactions described in Article III pursuant to and in accordance with the terms of this Agreement.

“Closing Date” has the meaning set forth in Section 3.2.

“Confidentiality Agreement” means the Confidentiality Agreement between Seller and Purchaser, dated July 9, 2015, as amended or supplemented from time to time.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Consideration” has the meaning set forth in Section 6.5.

“Contract” means any binding written contract, agreement, lease, license or commitment.

“Copyrights” means all copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Distribution Activities” has the meaning set forth in Section 6.2.

“Excluded Assets” has the meaning set forth in Section 2.3(a).

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“Exploitation” (including, with correlative meanings, the terms “Exploit” and “Exploited”) means sale.

“FDA” means the U.S. Food and Drug Administration or a successor thereto.

“FDCA” means the U.S. Federal Food, Drug and Cosmetic Act of 1938, as amended and implementing regulations.

“FTC” means the U.S. Federal Trade Commission or a successor thereto.

“Fundamental Representations” has the meaning set forth in Section 7.5.

“Governmental Authority” means any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Health Care Laws” means all applicable health care Laws and Governmental Orders, including the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the Anti-Inducement Law, 42 U.S.C. § 1320a-7a(a)(5), the civil False Claims Act, 31 U.S.C. §§ 3729 et seq., the administrative False Claims Law, 42 U.S.C. § 1320a-7b(a), the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq., as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq., the exclusion Laws, 42 U.S.C. § 1320a-7, the FDCA and related FDA regulations, Medicare, Title XVIII of the Social Security Act, and Medicaid, Title XIX of the Social Security Act.

“IGI Assignment and Assumption Agreement” means the assignment and assumption agreement, dated as of the Closing Date, attached as Exhibit A to this Agreement.

“IGI Assumed Contracts” has the meaning set forth in Schedule 1.1(a).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“IGI Bill of Sale” means the bill of sale, dated as of the Closing Date, attached as Exhibit B of this Agreement.

“IGI Purchase Orders” has the meaning set forth in Schedule 1.1(a).

“IGI Purchaser” has the meaning set forth in the Preamble of this Agreement.

“IGI Purchased Assets” means the assets set forth on Schedule 1.1(a), it being understood that the IGI Purchased Assets do not include the Excluded Assets.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Indemnity Threshold” has the meaning set forth in Section 7.6(a).

“Independent Accountant” has the meaning set forth in Section 6.5.

“Intellectual Property” means all worldwide Copyrights, Patents and Trademarks, and Trade Secrets.

“Intellectual Property Licenses” means the licenses identified in Schedule 1.1(b).

“Inventory” means (a) all raw materials, active pharmaceutical ingredients, excipients, intermediaries, reagents, supplies, packaging, work in progress and finished goods owned by Seller and (b) finished goods, whether imported, procured from contract manufacturers, or otherwise, that are in Seller’s physical possession or control, in each case, as of the Closing Date and that are exclusively related to the Products and are set forth in Section 4.12 of the Seller Disclosure Schedule.

“Inventory Value” means the value of the Inventory as of the Closing Date, which the Parties hereby agree is $1,000,000.

“Knowledge of Purchaser” means the current actual (but not constructive or imputed) knowledge, without inquiry or investigation, of any of the individuals listed on Schedule 1.1(c).

“Knowledge of Seller” means the current actual (but not constructive or imputed) knowledge, after reasonable inquiry, of any of the individuals listed on Schedule 1.1(d).

“Labeled Inventory Partial Assignment Agreement” means the Labeled Inventory Partial Assignment Agreement, dated as of the Closing Date, by and among Seller, IGI Purchaser, Covis Pharma S.à.r.l., Zug Branch, Covis Injectables S.à.r.l., Zug Branch, and Covis Pharmaceuticals, Inc., attached as Exhibit C.

“Labeling” (and the correlative terms “Label” and “Labeled”) shall be as defined in Section 201(m) of the FDCA (21 U.S.C. § 321(m)) as implemented by 21 CFR Part 201, and other comparable foreign Law relating to the subject matter thereof, including the applicable Product’s label, packaging and package inserts accompanying such Product, and any other written, printed, or graphic materials accompanying such Product, including patient instructions or patient indication guides.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Laws” means any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order.

“Liabilities” means any and all Losses, debts, liabilities and obligations, whether accrued or unaccrued, fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed Intellectual Property” means all of the Intellectual Property that is licensed to Seller under the Intellectual Property Licenses.

“Licensed Know-How” means all Trade Secret Rights that are (a) owned by Seller or licensable by Seller under Section 6.18 of the Asset Purchase Agreement, dated March 9, 2015, by and among Covis Pharma S.à.r.l., Zug Branch, Covis Injectables S.à.r.l., Zug Branch, Concordia Pharmaceuticals Inc., Concordia Healthcare Corp. and Covis Pharma Holdings S.à.r.l., in each case immediately after the Closing and (b) used in or necessary to Exploit the Products.

“Licenses” means all licenses, permits, certificates and other authorizations and approvals pertaining to the Products required by applicable Laws.

“Liens” means any lien, security interest, mortgage, charge or similar encumbrance.

“Loss” or “Losses” has the meaning set forth in Section 7.1.

“Material Adverse Effect” means an effect, event, fact, occurrence, development, condition or change that individually or considered together with all other effects, events, facts, occurrences, developments, conditions or changes (i) has or would reasonably be expected to have a materially adverse effect on the Purchased Assets or their Exploitation, taken as a whole, or (ii) prevents or materially impedes or delays the consummation by Seller of the transactions contemplated by this Agreement or the Ancillary Agreements, but does not include any change or adverse effect caused by (a) changes in conditions generally affecting (I) the healthcare industry or (II) the United States economy as a whole (whether regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions); (b) the announcement of this Agreement and the transactions contemplated by this Agreement, (c) any failure to meet any internal or publicly available projections, forecasts, estimates or predictions with respect to the Purchased Assets or their Exploitation or (d) changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any natural disasters or calamities; provided, however, that any effect, event, fact, occurrence, development, condition or change referred to in clause (a) or in clause (d) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such effect, event, fact, occurrence, development, condition or change has a disproportionate effect on the Purchased Assets or their Exploitation relative to other Persons engaged in similarly situated businesses, in the industries in which Seller operates.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“NDA” means a new drug application.

“NDC Number” means the unique identifying number assigned to a drug product, including the labeler code, product code and package code, in connection with the drug listing requirements of Section 510(j) of the FDCA and applicable FDA rules and regulations.

“Non-Assignable Asset” has the meaning set forth in Section 2.2(a).

“Party” means each of IGI Purchaser, TJL Purchaser and Seller.

“Patents” means all patents and patent applications, together with any extensions, supplemental protection certificates, reexaminations, reissues, divisions and continuations and foreign counterparts claiming priority to any of the foregoing.

“Permitted Encumbrances” means (i) Liens approved in writing by Purchasers; (ii) statutory Liens arising by operation of Law with respect to a Liability incurred in the ordinary course of business that is not delinquent or is being contested in good faith by appropriate proceedings; (iii) Liens and other imperfections of title that do not materially detract from the value or materially impair the use of the property subject thereto; (iv) Liens for Taxes not yet subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings; (v) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Liens and security obligations that are not delinquent and (vi) Liens arising in connection with the transactions contemplated by this Agreement.

“Person” means an individual, a limited liability company, joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Proceeding” has the meaning set forth in Section 8.9(b).

“Product Registrations” means the authorizations from applicable Governmental Authorities (including NDAs) and comparable regulatory filings (i) granted to Seller by, or applications therefor pending with, any applicable Governmental Authority (including applications that are in the process of being prepared by Sellers) and (ii) acquired by Seller from a third party, in each case required to manufacture, commercialize, develop, package, Label, store, use, market, import, export, distribute and/or sell any of the Products listed on Schedule 1.1(e).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Products” means the products listed under the heading “Products” in the table set forth on Schedule 1.1(e).

“Promotional Materials” means, collectively, all marketing materials, marketing research data, customer and sales information, product literature, promotional materials and data, advertising and display materials (including all underlying designs, samples, charts, diagrams, photos and electronic files related to the foregoing) and all training materials, in each case in whatever form or medium (e.g., audio, visual, digital or print), to the extent (i) in Seller’s physical possession or control and (ii) of the portions thereof exclusively related to the Purchased Assets.

“Property Taxes” has the meaning set forth in Section 8.7(b).

“Purchase Orders” means, with respect to IGI Purchaser, the IGI Purchase Orders, and with respect to TJL Purchaser, the TJL Purchase Orders.

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Purchased Assets” means, with respect to IGI Purchaser, the IGI Purchased Assets, with respect to TJL Purchaser, the TJL Purchased Assets, and with respect to Seller, the IGI Purchased Assets and the TJL Purchased Assets, it being understood that the Purchased Assets do not include the Excluded Assets.

“Purchasers” has the meaning set forth in the Preamble of this Agreement.

“Purchaser FDA Transfer Letter” means each of the letters from IGI Purchaser and/or TJL Purchaser to the FDA indicating TJL Purchaser’s acquisition of each Product Registration from Seller and acceptance of the associated regulatory responsibilities.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.1.

“Receipt” means the receipt for payment of the Purchase Price at Closing, dated as of the Closing Date, attached as Exhibit D hereto.

“Regulatory Documentation” means (a) all regulatory filings and supporting documents (including copies of all correspondence between Seller and the applicable Governmental Authority), chemistry, manufacturing and controls data and documentation, preclinical and clinical studies and tests, (b) the NDAs and foreign equivalents and all regulatory files related thereto, current approved Labeling and any other existing files and dossiers, including the underlying data or information used to support, maintain or obtain marketing authorization of the underlying Product, (c) all records maintained under record keeping or reporting Laws of the FDA or any other Governmental Authority, including FDA warning letters, FDA notices of adverse finding letters, FDA audit reports (including any responses to such reports), any correspondence with any office at the FDA, periodic safety update reports, complaint files, and annual product quality reviews, (d) the complete complaint, adverse event and medical inquiry filings with respect to the Products as required by applicable Laws and related to the Purchased Assets, including the Product Registrations and (e) all equivalent, comparable or analogous documentation with respect to any other country outside the United States, in each of the foregoing clauses (a) through (e), solely to the extent (i) in Seller’s physical possession or control and (ii) exclusively related to the Purchased Assets.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, independent contractors, authorized agents or consultants of such Person.

“Retained Products” means all products owned by Seller other than the Products, including those set forth on Schedule 1.1(f).

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Disclosure Schedule” has the meaning set forth in Article IV.

“Seller FDA Transfer Letter” means each of the letters from Seller to the FDA indicating Seller’s transfer of the ownership of each Product Registration to Purchaser.

“Seller Indemnified Parties” has the meaning set forth in Section 7.2.

“Shared Contract” means any Contract binding upon Seller that relates to one or more Products and to one or more Retained Products and is set forth on Schedule 1.1(g).

“Tax” or “Taxes” means any and all federal, state, local, foreign and other income, gross receipts, sales, use, value-added, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such interest, additions or penalties determined or assessed by a Taxing Authority.

“Tax Return” includes any return, report, declaration, election, notice, filing, form, statement and other document (whether in tangible, electronic or other form) and including any amendment, schedule, attachment, supplement, appendix or exhibit thereto, made, prepared, filed or required to be made, prepared or filed by applicable Laws relating to Taxes.

“Taxing Authority” means any Governmental Authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

“TJL Assignment and Assumption Agreement” means the assignment and assumption agreement, dated as of the Closing Date, attached as Exhibit E to this Agreement.

“TJL Assumed Contracts” has the meaning set forth in Schedule 1.1(h).

“TJL Bill of Sale” means the bill of sale, dated as of the Closing Date, attached as Exhibit F of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“TJL Purchase Orders” has the meaning set forth in Schedule 1.1(h).

“TJL Purchased Assets” means the assets set forth on Schedule 1.1(h), it being understood that the TJL Purchased Assets do not include the Excluded Assets.

“TJL Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Trade Secret” means a “Trade Secret” as such term is defined in the Uniform Trade Secrets Act, published in 1979 and amended in 1985.

“Trade Secret Rights” means all rights, anywhere in the world, in or to trade secrets, inventions, discoveries, formulae, know-how, ideas, processes, designs, data, databases and other proprietary information, in each case, whether or not patentable or copyrightable.

“Trademarks” means all  trademarks, service marks, internet domain names, trade dress, trade names, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same.

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary transfer, stamp, recording, registration or other similar Tax (including any notarial fee) imposed in connection with, or otherwise relating to, the transactions contemplated by this Agreement or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement, but such term shall not include Taxes imposed on or measured by net income of Seller or Purchasers, or imposed in lieu of such a Tax.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, by and between Seller and Purchasers, attached as Exhibit G.

Section 1.2        Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)        The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)        The terms “dollars” and “$” shall mean United States of America dollars.

(d)        The term “including” shall mean “including, without limitation.”

(e)        When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, an Exhibit to or a Schedule to, this Agreement unless otherwise indicated.

ARTICLE II

PURCHASE AND SALE

Section 2.1        Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein and subject to Section 2.2, at the Closing, Seller shall sell, convey, assign, transfer and deliver to each Purchaser, as applicable, and each Purchaser, as applicable, shall purchase, acquire and accept from Seller, free and clear of all Liens, other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the Purchased Assets.

Section 2.2        Consents. (a) Notwithstanding Section 2.1, if any of the Assumed Contracts or other Purchased Assets are not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a third party (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Laws, and any of such Assignment Consents are not obtained by Seller on or prior to the Closing Date, (i) Seller shall continue its efforts pursuant to Section 2.2(b) to obtain the Assignment Consents after Closing, (ii) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Assets and (iii) the applicable Purchaser shall not assume Seller’s rights or obligations under such Non-Assignable Asset (and such Non-Assignable Asset shall not be included in the Purchased Assets).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)        Seller shall use reasonable best efforts from and after the Closing to obtain the consent of the counterparty to any such Non-Assignable Asset to the assignment (in whole, or with respect to any Shared Contract, in part) of such Non-Assignable Asset to the applicable Purchaser or to otherwise cooperate with such Purchaser to enter into a reasonable and lawful arrangement, including a new Contract with such Purchaser on substantially the same terms as exist under the applicable Non-Assignable Asset, to provide such Purchaser substantially equivalent economic benefits as it would have obtained to the extent the Non-Assignable Asset had been a Purchased Asset for a period not to exceed the remaining term or useful life of such Non-Assignable Asset, including subcontracting, sublicensing or subleasing any or all of Seller’s rights and obligations with respect to such Non-Assignable Asset to the extent related to the Products, to such Purchaser, but only to the extent such cooperation would not result in a breach of the terms of such Non-Assignable Asset and is not prohibited under applicable Law (it being understood that neither Seller nor such Purchaser shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with its obligations pursuant to this Section 2.2); provided that, in any such alternative arrangement, such Purchaser shall, solely to the extent related to the Products, (i) be entitled to all benefits thereof, economic or otherwise, (ii) pay, perform or discharge when due any Liabilities arising thereunder after the Closing but not transferred to such Purchaser pursuant to this Section 2.2, and provide to Seller all support reasonably necessary or appropriate to enable Seller to perform its obligations thereunder, (iii) bear all Taxes with respect thereto or arising therefrom and (iv) shall, severally and jointly with such other Purchaser, indemnify Seller in respect of all Liabilities of Seller in respect of each such arrangement and underlying Purchased Asset, to the extent such Liabilities have been incurred before the [***] ([***])[***] anniversary of the Closing. If and when such consents or approvals are obtained or such other required actions have been taken, the assignment of such Non-Assignable Asset, to the extent related to the Products, to the applicable Purchaser will be effected in accordance with the terms of this Agreement, and such Non-Assignable Asset will be deemed to be a Purchased Asset and the obligations and liabilities related thereto will be deemed Assumed Liabilities, in each case, for all purposes of this Agreement.

Section 2.3        Excluded Assets. (a) Seller and Purchasers expressly agree and acknowledge that the Purchased Assets will not include any assets of any kind, nature, character or description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, and wherever situated) that are not expressly included within the definition of Purchased Assets (the “Excluded Assets”).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)        After the Closing Date, Purchasers shall take all actions (or shall cause its Affiliates to take all actions) reasonably requested by Seller to effect the provisions of this Section 2.3, including the return of any Excluded Assets.

Section 2.4        Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, each Purchaser agrees, effective at the Closing, to assume and to satisfy and discharge when due the following Liabilities of Seller (all of such Liabilities other than the Excluded Liabilities being herein collectively referred to as the “Assumed Liabilities”):

(a)        all Liabilities in respect of Products Exploited by or on behalf of Purchasers on or after the Closing, including Liabilities in respect of returns, rebates and chargebacks of Products and, to the extent attributable to the period after the Closing Date, payment of user fees due for the Products under the Prescription Drug User Fee Act, as amended, as further detailed in the Transition Services Agreement;

(b)        all Liabilities for Taxes relating to the Purchased Assets or the Products with respect to a Post-Closing Tax Period allocated in accordance with Section 8.7(b);

(c)        all Liabilities for materials and services relating to the Purchased Assets contracted for by Seller in the ordinary course of business prior to the Closing, but not delivered or supplied until after the Closing, and all Liabilities to customers under the Purchase Orders;

(d)        all Liabilities under Assumed Contracts, other than any Liability to the extent arising out of, or resulting from, (i) Liabilities incurred at or prior to Closing, (ii) any event, state of facts, occurrence, circumstance, development or change that arose or existed prior to Closing or (iii) services performed or Products sold under Assumed Contracts prior to the Closing; and

(e)        all other Liabilities arising on or after the Closing, solely to the extent arising out of, or relating to, the Purchased Assets or the Products.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 2.5        Excluded Liabilities. Except to the extent expressly included in the Assumed Liabilities, Purchasers will not assume or be responsible or liable for any (a) Liabilities arising prior to the Closing or (b) Liabilities that relate to acts, events, state of facts, occurrence, circumstances, development, change or conditions that arose or existed prior to the Closing, in each case, of Seller or its Affiliates, including any Liabilities for Taxes with respect to the Pre-Closing Tax Period allocated in accordance with Section 8.7(b) (collectively, the “Excluded Liabilities”).

ARTICLE III

CLOSING

Section 3.1        Purchase Price

(a)        At the Closing, in consideration of the sale and transfer of the Purchased Assets, Purchasers agree to (x) purchase from Seller the Purchased Assets for an aggregate purchase price consisting of (i) $10,000,000 in cash plus (ii) the Inventory Value (together, the “Purchase Price”) and (y) assume, satisfy and discharge when due the Assumed Liabilities.

(b)        The Purchase Price shall be paid without reduction for any Transfer Taxes or withholding Taxes imposed by the United States or any state or possession of the United States. Purchasers shall pay the Purchase Price at the Closing in immediately available funds, by wire transfer, the wire instructions for which will be specified in written instructions given by Seller to Purchasers.

Section 3.2        Closing. The Closing shall take place at the offices of Sullivan & Cromwell LLP, located at 125 Broad Street, New York, New York 10004, at 10:00 a.m. (New York City time) on the date of this Agreement or at such other time and place as the Parties may mutually agree in writing. The date on which the Closing occurs is called the “Closing Date.” The Closing shall be deemed to occur and be effective as of the opening of business on the Closing Date.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 3.3        Closing Deliverables.

(a)        At the Closing, Seller shall deliver or cause to be delivered to Purchasers the instruments and documents set forth in Exhibit H. Promptly after the Closing, but no later than [***] ([***])[***] following the Closing, Seller shall deliver, or cause to be delivered, to Purchasers physical possession of the Purchased Assets, subject to Section 2.2 and to the extent permitted by applicable Law. With respect to (i) the Inventory, delivery shall, unless the Parties otherwise mutually agree, be made at the following address: 4580 Mendenhall Road, Memphis, Tennessee 38141; and (ii) all Books and Records and related items capable of being delivered in electronic format and all other tangible Purchased Assets, delivery shall, unless the Parties otherwise mutually agree, be made in an electronic medium to the following address: Teligent Jersey Limited, c/o IGI Laboratories, Inc. 105 Lincoln Avenue, Buena, NJ 08310.

(b)        At the Closing, each Purchaser, as applicable, shall deliver or cause to be delivered to Seller, the following: (i) the Purchase Price, as provided in Section 3.1, (ii) the instruments and documents set forth in Exhibit I and (iii) the instruments and documents set forth in Exhibit J.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by Seller to Purchasers prior to entering into this Agreement (the “Seller Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Seller hereby represents and warrants to Purchaser as follows:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 4.1        Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the concept of good standing is recognized and in which such qualification or licensing is necessary under applicable Laws of such jurisdiction.

Section 4.2        Authority; Binding Effect.

(a)        Seller has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and each such Ancillary Agreement to which it is a party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action. No approval of any Affiliate of Seller, nor any of their respective shareholders is necessary for Seller to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party or perform the transactions contemplated hereby or thereby, other than any such approval that has been obtained and remains in full force and effect.

(b)        This Agreement and each Ancillary Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, in each case enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 4.3        No Conflicts. The execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of the organizational documents of Seller; (ii) subject to the terms of Section 2.2, conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller under, or to a loss of any benefit to which Seller is entitled under, any Assumed Contract; or (iii) violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Seller is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations that have not or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 4.4        Governmental Authorization; Consents. Except as set forth on Section 4.4 of the Seller Disclosure Schedule, the execution, delivery or performance of the obligations under this Agreement or any Ancillary Agreement by Seller or the consummation of the transactions by Seller contemplated hereby or thereby, including the transfer of the Purchased Assets to Purchasers, does not require the consent, approval, waiver or authorizations of, filing with, notices to, or exemption by, any Governmental Authority, except for consents or approvals that the failure to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5        Absence of Material Changes. Except as otherwise contemplated by this Agreement, during the period in which Seller has owned the Purchased Assets to the date of this Agreement, except with respect to the transactions contemplated by this Agreement and the Ancillary Agreements and the sales process with respect to the Purchased Assets by Seller:

(a)        Seller operated the Purchased Assets, in all material respects, in the ordinary course of business; and

(b)        There has not been any event, fact, occurrence, development, condition or change that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 4.6        No Litigation. As of the date of this Agreement, there is no Proceeding by or before any Governmental Authority that is pending against or, to the Knowledge of Seller, threatened in writing against Seller with respect to the Purchased Assets. There is no Governmental Order outstanding against Seller relating primarily to the Purchased Assets.

Section 4.7        Compliance with Laws.

(a)        Seller is conducting, and at all times during the period in which Seller has owned the Purchased Assets, has conducted, its business and operations as it relates to the Purchased Assets and the Products, in compliance in all material respects with all applicable Laws, and is not in material violation or default under any authorization of any Governmental Authority as it relates to the Purchased Assets. At all times during the period Seller has owned the Purchased Assets, all Products sold under the Product Registrations are, and have been, manufactured and marketed in all material respects in compliance with the specifications and standards contained in such Product Registrations and in compliance with all applicable Health Care Laws.

(b)        As of the date of this Agreement, Seller possesses and is in compliance with all Licenses necessary for the operation of the Purchased Assets and Exploitation of the Products as currently conducted by Seller.

Section 4.8        Product Registrations; Regulatory Compliance.

(a)        A true and complete list of Product Registrations is set forth on Schedule 1.1(e). Seller is the sole and exclusive owner, free and clear of any Liens, except for Permitted Encumbrances, of the Product Registrations required for the conduct of its business as it relates to the Purchased Assets, as currently conducted by Seller, and as of the date of this Agreement, such Product Registrations are valid and in full force and effect. Excluding the Contracts set forth in Section 4.8(a) of the Seller Disclosure Schedule, no right of reference has been granted to any Person with respect to any of the Product Registrations.

(b)        Seller has, during the period in which Seller has owned the Purchased Assets, fulfilled and performed, and is performing, all of its material obligations with respect to the Product Registrations, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other impairment of the rights of the holder of any Product Registration. Seller has not received any written notice, letters or other correspondence from the FDA, or any other Governmental Authority or Person (i) contesting any of the Product Registrations or (ii) otherwise alleging any violation of Health Care Laws by Seller. There are no civil, criminal or administrative Proceedings, hearings or other investigations pending or, to the Knowledge of Seller, threatened, and, to the Knowledge of Seller, no event has occurred during the period in which Seller has owned the Purchased Assets that could result in a penalty under or the revocation, cancellation, suspension, non-renewal or adverse modification of any Product Registration.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)        Seller has completed and filed all material reports, documents, claims, permits and notices required by any Governmental Authority to be filed by it in order to maintain the Product Registrations, including drug registration and listing submissions to the FDA. In each case, as it relates to the Products, to the Knowledge of Seller, no director, officer, employee, or agent of Seller, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) or any similar policy. As it relates to the Products, to the Knowledge of Seller, no director, officer, employee, or agent of Seller has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarments under 21 U.S.C. § 335a(a) or any similar Laws. As it relates to the Products, to the Knowledge of Seller, neither Seller nor any of its officers, employees, agents or distributors has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(d)        Seller has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, nor, to the Knowledge of Seller, do any circumstances exist that are reasonably likely to give rise to, any recall, field alerts, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert, or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product.

(e)        Seller has not received any written notice that any Governmental Authority has (i) commenced, or threatened to initiate, any action to request the recall of any Product sold or intended to be sold by Seller or alleging any violations of any federal, state or local or any payor “fraud and abuse,” consumer protection and false claims statutes and regulations or any pricing or rebate reporting requirements, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Product sold or intended to be sold by Seller or (iii) issued any demand letter, finding of deficiency or non-compliance or adverse inspection report in respect of any Product.

Section 4.9        Intellectual Property.

(a)        As of the date of this Agreement, to the Knowledge of Seller, (i) there is no action or proceeding pending, or any notice of any objection or claim asserted in writing or threatened by any Person, with respect to or challenging the ownership, validity or enforceability of any Licensed Intellectual Property, (ii) the rights of Seller under each Intellectual Property License are free and clear of any Liens, other than Permitted Encumbrances and the terms and conditions of each such Intellectual Property License, and (iii) none of the Licensed Intellectual Property has been since September 1, 2012, or is, the subject of (A) any pending or, to the Knowledge of Seller, threatened in writing material adverse claim, judgment, injunction, order, decree or agreement restricting its use in connection with any Product, or (B) any other pending or, to the Knowledge of Seller, threatened in writing material litigation or claim of infringement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)        To the Knowledge of Seller, the manufacture, use and Exploitation of the Products, as performed by or on behalf of Seller as of the date of this Agreement, does not infringe, misappropriate or otherwise violate any Intellectual Property right of any Person.

(c)        To the Knowledge of Seller, except as set forth on Schedule 4.9(c) of the Seller Disclosure Schedule, the Licensed Intellectual Property and Purchasers’ other rights under this Agreement are all of the material Intellectual Property necessary for or used by Seller in connection with the manufacture, use and Exploitation of the Products as currently conducted by Seller.

(d)        To the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating any Licensed Intellectual Property.

Section 4.10        Assets. Subject to Section 2.2 and other than (i) the services provided to Seller pursuant to the Transition Services Agreement, dated April 21, 2015, by and among Covis Pharma S.à.r.l., Zug Branch, Covis Injectables S.à.r.l., Zug Branch, Covis Pharmaceuticals, Inc. and Seller, and (ii) the items set forth on Section 4.10 of the Seller Disclosure Schedule, as of the date of this Agreement, the Purchased Assets and Purchasers’ rights under this Agreement constitute all of the assets and rights of Seller necessary for Purchasers to manufacture, supply, market, distribute or Exploit the Products immediately after the Closing in substantially the same manner as Seller immediately prior to the Closing. Seller has good and marketable title to each of the Purchased Assets, free and clear of all Liens, other than Permitted Encumbrances.

Section 4.11        Contracts. Seller has made available to Purchasers a true, complete and accurate copy of each of the Assumed Contracts, including any and all amendments, supplements or modified thereto or detailed description of any oral Assumed Contracts. Each Assumed Contract is legal, valid, binding and enforceable against Seller (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law)) and is in full force and effect. Neither Seller nor, to the Knowledge of Seller, any other party to an Assumed Contract is in material breach or violation of, or default under, any of the Assumed Contracts, and, to the Knowledge of Seller, no event has occurred that, after the giving of notice or with lapse of time, would constitute a material breach or default under any Assumed Contract by Seller (or, to the Knowledge of Seller, any other party), or result in a termination thereof or would cause or permit the acceleration thereof by another party under any of the Assumed Contracts. There are no material disputes pending or, to the Knowledge of Seller, threatened under any Assumed Contract and, to the Knowledge of Seller, no party has communicated any intention or threat to reduce the prices it will pay pursuant thereto, to terminate or to cancel any Assumed Contract, or has failed to renew or extend the term of any Assumed Contract upon the expiration of any such term.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 4.12        Inventory. Except as set forth on Section 4.12 of the Seller Disclosure Schedule, the Inventory, as of the Closing Date, (i) shall comply with all applicable specifications in all material respects, (ii) shall have been manufactured in all material respects in accordance with current Good Manufacturing Practices, as set forth in the United States Code of Federal Regulations and the Product Registrations, (iii) shall not be misbranded or adulterated, within the meaning of the FDCA, (iv) shall be saleable in the ordinary course of business and fit for the purpose for which it was procured or manufactured and (v) to the extent the Inventory contains raw materials and work-in-process, such raw materials and work-in-process shall have been manufactured, handled, maintained, packaged and stored at all times and in all material respects in compliance with applicable Laws. The values at which such Inventory is carried in the Books and Records of Seller is consistent with the past business practices of Seller during the period in which it has owned the Purchased Assets.

Section 4.13        Product Liability. During the period in which Seller has owned the Purchased Assets, and, to the Knowledge of Seller, since September 1, 2012, no Proceedings or arbitrations related to product liability, including those for consumer fraud and economic loss, have been initiated with respect to the Products and, to the Knowledge of Seller, no such Proceedings or arbitrations have been threatened or filed relating to any of the Products.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 4.14        Brokers. Other than Bourne Capital Partners, L.L.C., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Seller. Seller is solely responsible for the fees and expenses of Bourne Capital Partners, L.L.C.

Section 4.15        Taxes. (a) With respect to the period beginning on April 21, 2015 and ending on the Closing Date, all material Tax Returns required to be filed by Seller with respect to the Purchased Assets have been or will be filed when due in accordance with all applicable laws; (b) all Taxes shown on such Tax Returns, if any, have been or will be paid in timely fashion; (c) there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any Tax with respect to the Purchased Assets that relates to the period beginning on April 21, 2015 and ending on the Closing Date and that would result in a Lien on the Purchased Assets that would survive the Closing Date; (d) there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Purchased Assets that relates to the period beginning on April 21, 2015 and ending on the Closing Date; (e) there are no Liens, other than Permitted Encumbrances, for any Tax on the Purchased Assets that relates to the period beginning on April 21, 2015 and ending on the Closing Date.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 4.16        No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY ANY SCHEDULES HERETO), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE PURCHASED ASSETS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO PURCHASERS REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE PURCHASED ASSETS OR THE PRODUCTS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each Purchaser hereby represents and warrants to Seller, as to itself only, as follows:

Section 5.1        Organization and Qualification. Such Purchaser is a corporation or company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the concept of good standing is recognized.

Section 5.2        Authority; Binding Effect. (a) Such Purchaser has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by such Purchaser of this Agreement and each such Ancillary Agreement to which it is a party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)        This Agreement and each Ancillary Agreement has been duly executed and delivered by such Purchaser and constitutes a valid and binding obligation of such Purchaser, in each case enforceable against such Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.3        No Conflicts; Consents. The execution, delivery and performance of this Agreement and each Ancillary Agreement by such Purchaser and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of the organizational documents of such Purchaser; (ii) conflict with, or result in a breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any term or provision of any Contract to which such Purchaser and/or any of its Affiliates is a party or is subject; or (iii) violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which such Purchaser is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair such Purchaser’s ability to effect the Closing.

Section 5.4        Governmental Authorization. The execution and delivery of this Agreement by such Purchaser does not require the consent or approval of any Governmental Authority, except for consents or approvals that the failure to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair such Purchaser’s ability to effect the Closing.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 5.5        No Litigation. There is no Proceeding by or before any Governmental Authority that is pending or, to the Knowledge of such Purchaser, threatened in writing against such Purchaser that would materially interfere with the ability of such Purchaser to perform its obligations hereunder.

Section 5.6        Condition of the Purchased Assets. EXCEPT AS IT MAY APPLY TO CLAIMS BY A PURCHASER FOR FRAUD OR INTENTIONAL MISREPRESENTATION, FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE IV OF THIS AGREEMENT AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE, (I) SUCH PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS, SELLER, SELLER’S AFFILIATES OR ANY OF SELLER’S OR ITS AFFILIATES’ RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROJECTIONS, FORECASTS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS (EXCEPT AS RELATES TO THE REPRESENTATIONS AND WARRANTIES REGARDING INVENTORY IN SECTION 4.12 OF THIS AGREEMENT), THE NATURE OR EXTENT OF ANY LIABILITIES OR THE PROSPECTS OF THE PURCHASED ASSETS OR THE PRODUCTS; (II) SUCH PURCHASER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS THAT MAY HAVE BEEN MADE BY ANY PERSON AND THAT ARE NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED, AND ACKNOWLEDGES AND AGREES THAT SELLER HAS SPECIFICALLY DISCLAIMED AND DOES HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; AND (III) SUCH PURCHASER IS ACQUIRING THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV OF THIS AGREEMENT (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE AND SELLER’S ELECTRONIC ONLINE DATA ROOM), AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED-FOR EXCLUSIVE REMEDIES SET FORTH IN ARTICLE VII.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 5.7        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of such Purchaser.

ARTICLE VI

COVENANTS

Section 6.1        Bulk Transfer Laws.

Each Party hereby waives compliance by each of the other Parties with the requirements and provisions of any “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchasers.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 6.2        Books and Records. Purchasers will preserve, or cause to be preserved, the Books and Records and all other books and records relating to Purchasers’ and/or their Affiliates’ distribution of Products or related regulatory filing and reporting requirements and activities with respect to Products, including, without limitation, government price reporting (“Distribution Activities”) for applicable periods of time required by the FDA or FTC or, in any event, for a period not less than [***] ([***])[***] after the Closing Date (except with respect to government claims not subject to a statute of limitations, such as Medicaid rebate claims, which shall continue for as long as there is potential for a claim). Purchasers and their Affiliates will cooperate with Seller and its Representatives during normal business hours and, upon reasonable advance notice, to provide reasonable access to such records maintained by Purchasers and their Affiliates relating to Purchasers’ and their Affiliates’ Distribution Activities, to provide reports reasonably requested by Seller regarding such records and information and to permit copying at the expense of Seller or, where reasonably necessary, to loan original documents relating to the same.

Section 6.3        Insurance. As of the Closing Date, the coverage under all insurance policies related to the Purchased Assets shall continue in force only for the benefit of Seller and not for the benefit of Purchasers or any of their Affiliates. Purchasers agree to arrange for their own insurance policies with respect to the Purchased Assets covering the period commencing as of the Closing Date and agree not to seek, through any means, to benefit from any of Seller’s insurance policies that may provide coverage for claims relating in any way to the Purchased Assets prior to the Closing.

Section 6.4        Trade Notification. Seller and Purchasers shall agree on the method and content of the notifications to customers of the sale of the Purchased Assets to Purchasers within [***] ([***])[***] following the Closing Date. Seller and Purchasers agree that said notifications are to provide sufficient advance notice of the sale and the plans associated therewith.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 6.5        Tax Allocation. The Parties to this Agreement agree that the amount of the total consideration transferred by Purchasers to Seller pursuant to this Agreement (the “Consideration”) is and the allocation of the Consideration will be in accordance with the fair market value of the assets and Liabilities transferred pursuant to this Agreement. The allocation of the Consideration in accordance with the fair market values of the assets and Liabilities transferred shall be provided by Seller within [***] ([***])[***] following the Closing Date, and Purchasers shall have the right to review and raise any objections in writing to the proposed allocation during the [***] ([***])[***] period after Purchasers’ receipt thereof. If Purchasers do not notify Seller of a disagreement with the proposed allocation during such [***] ([***])[***] period, the proposed allocation shall become final. If Purchasers disagree with respect to any item in the allocation, the Parties shall negotiate in good faith to resolve the dispute. If the Parties are unable to agree on the allocation within [***] ([***])[***] after the commencement of such good faith negotiations (or such longer period as Seller and Purchasers may agree in writing), then the parties shall refer such dispute to an independent internationally recognized accounting firm (“Independent Accountant”) at that time to review the allocation, and make a determination as to the resolution of such allocation. The determination of the Independent Accountant regarding the allocation shall be delivered as soon as practicable following engagement of the Independent Accountant, but in no event more than [***] ([***])[***] thereafter, and shall be final, conclusive and binding upon Seller and Purchasers, and Seller shall revise the allocation accordingly. Seller, on the one hand, and Purchasers on the other hand, shall each pay one-half of the cost of the Independent Accountant. The finalized allocation shall be binding on Seller and Purchasers for all Tax reporting purposes, and Seller and Purchasers agree to refrain from taking any position inconsistent therewith unless required by applicable Law or a final determination of a Taxing Authority.

Section 6.6        Tax Treatment. Seller, on one hand, and Purchasers, on the other hand, agree to treat all payments made either to or for the benefit of the other Party or Parties, as the case may be, under this Agreement as adjustments to the Purchase Price for Tax purposes to the extent permitted under applicable Tax Law.

Section 6.7        FDA Letters.

(a)        On or before [***] ([***])[***] after the Closing Date, Seller shall deliver the Seller FDA Transfer Letters to the FDA providing notice to the FDA of the transfer of the ownership of the Product Registrations to TJL Purchaser.  On or before [***] ([***])[***] after the Closing Date, Purchasers shall deliver the Purchaser FDA Transfer Letters to the FDA notifying the FDA of TJL Purchaser’s ownership of the Product Registrations and its acceptance of the regulatory responsibilities associated with the Product Registrations from Seller.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)        Promptly after the Closing and in any event within [***] ([***])[***] after the Closing, Seller and Purchasers shall make all appropriate filings and submissions with Governmental Authorities, including the Centers for Medicare & Medicaid Services and the FDA to register appropriate NDC Numbers in the name of the TJL Purchaser and transfer all regulatory responsibilities, excluding all Excluded Liabilities attaching thereto of each Product, from Seller to TJL Purchaser.

(c)        In accordance with the foregoing Section 6.7(a) and Section 6.7(b), (i) Seller shall use all commercially reasonable efforts to complete the transfer of the corresponding Product Registrations as promptly as practicable after the Closing Date to the benefit of TJL Purchaser and (ii) Purchasers shall use all commercially reasonable efforts to assist Seller in the transfer of such Product Registrations, accept the transfer of the corresponding Product Registrations and formalize with Sellers and any applicable Governmental Authority, as promptly as practicable after the Closing Date, all necessary documents. Following the transfer of the Product Registrations, Sellers shall retain no rights in the Product Registrations or Regulatory Documentation, including any rights to use or reference.

Section 6.8        Regulatory Responsibilities. Except as required by a Party to comply with applicable Law or to exercise its rights and obligations hereunder or under any Ancillary Agreement, Purchasers, from and after the Closing, shall have the sole right and responsibility for preparing, obtaining and maintaining all approvals from Governmental Authorities of competent jurisdiction, for paying user fees due for the Products under the Prescription Drug User Fee Act (as amended) and for conducting communications with Governmental Authorities of competent jurisdiction, for the Products.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 6.9        Cooperating. Subject to Section 8.6 and except to the extent any such disclosure would result, in the reasonable judgment of Seller or Purchasers, as applicable, in (a) the disclosure of trade secrets of any third parties or violate the terms of any applicable confidentiality provisions, (b) a violation of applicable Laws, (c) a waiver of the protection of any attorney-client privilege or similar doctrine or (d) the disclosure of any sensitive or personal information that would expose Seller or Purchasers, as the case may be, to liability, from and after the Closing Date, and except as set forth in any Ancillary Agreement, each of Seller, on the one hand, and Purchasers, on the other hand, shall make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records to the extent related to the Purchased Assets, the Assumed Liabilities and the Excluded Liabilities (subject to redactions for commercially sensitive information exclusively related to the Excluded Assets or such other reasonable measures as the Parties may mutually agree) held by it and reasonably necessary to permit the defense, prosecution or investigation of any litigation, examination or audit instituted prior to the Closing or that may be instituted thereafter against or by either Party relating to or arising out of the Exploitation of the Products prior to or after the Closing (other than litigation between Purchasers or their respective Affiliates, on the one hand, and Seller or its Affiliates, on the other hand, arising out of the transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply), and shall preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules. The Party requesting such cooperation shall pay the reasonable out-of-pocket costs and expenses of providing such cooperation (including legal fees and disbursements) incurred by any other Party providing such cooperation and by its officers, directors, employees and agents, and any unrecoverable Transfer Taxes in connection therewith.

Section 6.10        Further Assurances. Subject to Section 2.2 and applicable Law, each of Seller, on the one hand, and Purchasers, on the other hand, shall, at any time or from time to time after the Closing, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (a) vest in Purchasers all of Seller’s right, title and interest in and to the Purchased Assets as contemplated hereby, (b) effectuate Purchasers’ assumption of the Assumed Liabilities and (c) grant to each Party all rights contemplated herein to be granted to such Party under the Ancillary Agreements; provided, however, that after the Closing, apart from such customary further assurances, neither Seller nor Purchasers shall have any other obligations except as specifically set forth and described herein or in the Ancillary Agreements. Without limitation of the foregoing, except as expressly set forth herein (including Section 6.8 and Section 6.9) or in the Ancillary Agreements, neither Seller nor Purchasers shall have any obligation to assist or otherwise participate in the amendment or supplementation of the Product Registrations or otherwise to participate in any filings or other activities relating to the Product Registrations other than as necessary to effect the assignment thereof to TJL Purchaser in connection with the Closing pursuant to this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 6.11        Wrong Pockets. For a period of up to [***] ([***])[***] after the date hereof, if either of the Purchasers, on the one hand, or Seller, on the other hand, becomes aware that any of the Purchased Assets has not been transferred to Purchasers or that any of the Excluded Assets has been transferred to Purchasers, it shall promptly (but in any event within [***] ([***])[***]) notify the other and the Parties shall use reasonable best efforts to, as soon as reasonably practicable, ensure that such property is transferred, with any necessary prior consent or approval, to (a) the applicable Purchaser, at the expense of the Seller in the case of any Purchased Asset which was not, but should have been, transferred to such Purchaser at the Closing; or (b) Seller, at the expense of Purchasers in the case of any Excluded Asset which was, but should not have been, transferred to Purchasers at Closing (it being understood that neither Seller nor Purchasers shall be required to expend money (except expenses as contemplated by the foregoing clauses (a) or (b), as applicable), commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party).

Section 6.12        Know-How License. Effective as of the Closing, Seller hereby grants to Purchasers a perpetual, irrevocable, transferable (solely as set forth in the last sentence of this Section 6.12), sublicensable (solely as set forth in the last sentence of this Section 6.12), non-exclusive, paid-up, royalty-free, worldwide right and license to use and otherwise exploit the Licensed Know-How solely in connection with developing, commercializing, manufacturing, using, packaging, marketing, promoting, importing, exporting, researching, transporting, selling and distributing the Products. Purchasers may (but are not obligated to) transfer the foregoing license, and/or grant sublicenses thereunder, to (a) any of their Affiliates, and (b) any acquirer of any of the assets or business of Purchasers and their Affiliates relating to any of the Products.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 6.13      IGI Purchaser Guarantee. IGI Purchaser hereby irrevocably and unconditionally guarantees to Seller, as a primary obligation, the due and punctual performance of all of TJL Purchaser’s obligations under this Agreement, including the obligations to (a) perform all of TJL Purchaser’s obligations and assume all of TJL Purchaser’s liabilities as provided by this Agreement and (b) make payment of all amounts payable by TJL Purchaser under this Agreement, when and as TJL Purchaser’s payment obligations hereunder shall become due and payable. In case of a failure of TJL Purchaser to perform its obligations or pay or provide for punctually any such amounts when due and payable (in accordance with the terms of any extensions or renewals), IGI Purchaser hereby agrees, upon written demand by Seller, to promptly perform such obligations, or pay or cause to be paid punctually any such amounts when and as the same shall become due and payable. IGI Purchaser hereby agrees that its obligations under this Section 6.13 constitute a guarantee of payment when due and not of collection. IGI Purchaser hereby agrees that its obligations under the guarantee set forth in this Section 6.13 shall be irrevocable and unconditional, irrespective of the validity, regularity or enforceability of any obligations hereunder against TJL Purchaser, the absence of any action to enforce TJL Purchaser’s obligations hereunder or thereunder, any waiver or consent with respect to any provisions hereof or thereof, the bankruptcy of TJL Purchaser or any circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. IGI Purchaser hereby waives (i) promptness, presentment, demand of payment, protest, order and, except as set forth in this Section 6.13, notice of any kind in connection with this Agreement and the guarantee provided for in this Section 6.13 or (ii) any requirement that Seller exhaust any right to take any action against TJL Purchaser or any other Person prior to or contemporaneously with proceeding to exercise any right against IGI Purchaser, pursuant to the guarantee set forth in this Section 6.13. This Section 6.13 is subject to the provisions of Article VII in all respects.

ARTICLE VII

INDEMNIFICATION

Section 7.1        Indemnification by Seller. Subject to the provisions of this Article VII, from and after the Closing, Seller agrees to defend, indemnify and hold harmless Purchasers and their Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all claims, actions, causes of action, judgments, awards, losses, damages, penalties or costs (including reasonable attorneys’ fees and other out-of-pocket costs incurred in investigating, preparing and defending the foregoing) (collectively, a “Loss” or, the “Losses”) to the extent arising or resulting from (i) any Excluded Liability, (ii) any breach by Seller of any of its covenants or agreements contained in this Agreement or (iii) any breach of any representation or warranty of Seller contained in this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 7.2        Indemnification by IGI Purchaser. Subject to the provisions of this Article VII, from and after the Closing, IGI Purchaser agrees to defend, indemnify and hold harmless Seller and its Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Loss to the extent arising or resulting from (i) any Assumed Liability, (ii) any breach by either Purchaser of any of its respective covenants or agreements in this Agreement, (iii) any breach of any representation or warranty of either Purchaser contained in this Agreement or (iv) the Exploitation, development, manufacture, supply, marketing or distribution of the Products following the Closing.

Section 7.3        Notice of Claims. (a) If any of the Persons to be indemnified under this Article VII (the “Indemnified Party”) has suffered or incurred any Loss subject to indemnification under this Article VII, the Indemnified Party shall so notify the Party responsible for providing indemnification therefor under this Agreement (the “Indemnifying Party”) promptly in writing describing such Loss, the basis for indemnification hereunder, the amount or estimated amount of such Loss, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which the Indemnified Party intends to seek indemnity under this Article VII, the Indemnified Party shall promptly notify the Indemnifying Party of such action or suit and tender to the Indemnifying Party the conduct or defense of such action or suit. A failure by the Indemnified Party to give notice and to tender the conduct or defense of the action or suit in a timely manner pursuant to this Section 7.3 shall not limit the obligation of the Indemnifying Party under this Article VII, except (i) to the extent such Indemnifying Party is prejudiced thereby, (ii) to the extent expenses are incurred during the period in which notice was not provided and (iii) as provided by Section 7.5.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)        Except when a notice, report or other filing must be filed immediately pursuant to applicable Law, a Purchaser shall provide notice and an opportunity to comment to Seller before such Purchaser files any report, notification or filing with any Governmental Authority or third party in connection with an event that would be reasonably likely to result in a Loss subject to the indemnification provisions of Section 7.1. In the event such Purchaser is required to file a report, notification or filing immediately, such Purchaser shall provide simultaneous notice to Seller when it submits such report, notification or filing to the applicable Governmental Authority.

Section 7.4        Third Party Claims. (a) The Indemnifying Party under this Article VII shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any third party Proceeding (a “Third Party Claim”), and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b)        The Parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim and (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 7.5        Expiration. All representations and warranties made by the Parties in this Agreement will survive until the [***] anniversary of the Closing Date, except that the representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2 (Authority; Binding Effect), Section 4.14 (Brokers), Section 5.1 (Organization and Qualification), Section 5.2 (Authority; Binding Effect) and Section 5.7 (Brokers) (the foregoing Sections, the “Fundamental Representations”) shall survive indefinitely. Any matter as to which a claim has been asserted by timely notice that is pending or unresolved at the end of the applicable survival period will continue to be covered by this Article VII, notwithstanding any applicable statute of limitations, until such matter is finally terminated or otherwise resolved under this Agreement or non-appealable judgment of an arbitrator, and any amounts payable under this Agreement are finally determined and paid.

Section 7.6        Limitations on Indemnification.

(a)        Threshold. Seller shall not be liable, pursuant to Section 7.1(ii), for any Losses suffered by any Purchaser Indemnified Party unless the aggregate of all Losses suffered by the Purchaser Indemnified Parties exceeds, on a cumulative basis, an amount equal to [***] percent ([***]%) of the Purchase Price (the “Indemnity Threshold”), in which event Seller shall be required to pay or be liable for all such Losses in excess of the Indemnity Threshold. IGI Purchaser shall not be liable, pursuant to Section 7.2(ii), for any Losses suffered by the Seller Indemnified Parties unless the aggregate of all Losses suffered by the Seller Indemnified Parties exceeds, on a cumulative basis, the Indemnity Threshold, and then IGI Purchaser shall be required to pay or be liable for all such Losses in excess of the Indemnity Threshold.

(b)        Cap. In no event shall Seller be liable to indemnify the Purchaser Indemnified Parties pursuant to Section 7.1 for Losses in the aggregate in excess of an amount equal to [***] percent ([***]%) of the Purchase Price (the “Cap”), other than (i) with respect to claims for indemnification pursuant to Section 7.1(iii) for Losses arising out of any breach of any Fundamental Representations, in which case Seller shall not be liable to indemnify the Purchaser Indemnified Parties for Losses in the aggregate in excess of an amount equal to the Purchase Price, or (ii) Losses attributable to fraud or intentional misrepresentation of Seller. In no event shall IGI Purchaser be liable to indemnify the Seller Indemnified Parties pursuant to Section 7.2(iii) for Losses in the aggregate in excess of the Cap, other than (i) with respect to claims for indemnification pursuant to Section 7.2(iii) for Losses arising out of any breach of any Fundamental Representations, in which case IGI Purchaser shall not be liable to indemnify the Seller Indemnified Parties for Losses in the aggregate in excess of an amount equal to the Purchase Price, or (ii) Losses attributable to fraud or intentional misrepresentation of Purchasers.

(c)        Mitigation. The Parties shall cooperate with each other and use commercially reasonable efforts to satisfy their respective common law duties to mitigate or resolve any Losses that are indemnifiable hereunder, as further provided in Section 7.7 below.

(d)        Other Limitations. If a Party is conducting any defense against a Third Party Claim for which any other Party has sought indemnification pursuant to Section 7.1 or Section 7.2, as applicable, the fees and expenses incurred during the defense against such Third Party Claim, including legal costs and expenses, shall constitute Losses for purposes of determining the amount subject to the Cap pursuant to Section 7.6(b). For purposes of calculating the amount of Losses pursuant to Section 7.1(iii) or Section 7.2(iii), the representations and warranties in this Agreement shall be read without regard to any qualification as to “material,” “materiality,” Material Adverse Effect or similar qualifiers.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e)        Exclusion of Certain Damages. Notwithstanding anything in this Agreement to the contrary, NONE OF THE PARTIES nor THEIR RESPECTIVE Affiliates shall be liable for any indirect, INCIDENTAL, treble, remote, special, exemplary, opportunity cost, consequential or punitive damages or damages for, measured by or based on lost profits, loss of revenue or income, diminution in value, multiple of earnings, profits or cash flows, or other similar measures or for any loss of business reputation or opportunity THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OF ANY LIABILITY RETAINED OR ASSUMED HEREUNDER, EXCEPT TO THE EXTENT ANY SUCH DAMAGE OR LOSS WAS A REASONABLY FORESEEABLE CONSEQUENCE OF THE BREACH; PROVIDED, FURTHER, HOWEVER, THAT THE FOREGOING LIMITATION ON DAMAGES SHALL NOT APPLY TO ANY SUCH DAMAGES (I) THAT ARE ACTUALLY AWARDED PURSUANT TO A THIRD-PARTY CLAIM OR (II) RESULTING FROM FRAUD OR intentional misrepresentation BY THE INDEMNIFYING PARTY.

Section 7.7        Losses Net of Insurance, Etc.

Any indemnifiable claim with respect to any matter shall be limited to the amount of actual out-of-pocket indemnifiable Losses sustained and incurred by the Indemnified Party by reason of such matter (and no Indemnifying Party shall have an indemnification payment obligation, nor be entitled to assert any claim for indemnification, in respect of any contingent liability unless and until such liability becomes due and payable) net of any insurance proceeds actually received as an offset against such Loss. The Indemnifying Party may require an Indemnified Party to assign to the Indemnifying Party the rights to seek recovery pursuant to the preceding sentence (to the extent such rights are capable of assignment); provided, however, that the Indemnifying Party shall then be responsible for pursuing such claim at its own expense; and provided further, that the Indemnified Party shall cooperate (at the Indemnifying Party’s expense) with the Indemnifying Party to seek such recovery. If the amount to be netted hereunder from any payment required under Section 7.1 or Section 7.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have been required to pay pursuant to this Article VII had such determination been made at the time of such payment.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 7.8        Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VII, the Indemnified Party shall promptly remit to the Indemnifying Party the amount received from the third party in respect thereof.

Section 7.9        Sole Remedy/Waiver. Should the Closing occur, the remedies provided for in this Article VII shall be the sole and exclusive remedies of any Indemnified Party in respect of this Agreement, the Ancillary Agreements, the Purchased Assets, the Products, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities or the transactions contemplated hereby or by the Ancillary Agreements, other than (a) for actions for specific performance or other equitable remedies and (b) claims for fraud or intentional misrepresentation. In furtherance of the foregoing, each Party hereby waives any provision of applicable Law to the extent that it would limit or restrict the agreement contained in this Section 7.9.

ARTICLE VIII

MISCELLANEOUS

Section 8.1        Notices. All requests, notices, instructions or other communications to be given hereunder by one Party to another Party shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, by a national courier service or by facsimile or electronic mail transmission (“e-mail”) (provided that such facsimile or e-mail is promptly confirmed within [***] ([***])[***]by dispatch pursuant to one of the other methods described herein) to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

To Seller:

Concordia Pharmaceuticals Inc., S.à.r.l., Barbados Branch

[***]

[***]

[***]

Telephone: [***]

Facsimile: [***]

E-mail: [***]

Attn: [***]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Telephone: (212) 558-7931

Facsimile: (212) 291-9519

E-mail: VeeraraghavanK@sullcrom.com

Attn: Krishna Veeraraghavan

to Purchasers:

IGI Laboratories, Inc.

[***]

[***]

Telephone: [***]

Facsimile: [***]

E-mail: [***]

Attn: [***]

Teligent Jersey Limited

[***]

[***]

Telephone: [***]

Facsimile: [***]

E-mail: [***]

Attn: [***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with a copy (which shall not constitute notice) to:

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

Telephone: (212) 935-3000

Facsimile: (212) 983-3155

E-mail: JIPapernik@mintz.com

Attn: Joel I. Papernik, Esq.

Section 8.2        Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchasers and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3        Successors and Assigns; No Third Party Beneficiaries. No Party to this Agreement may assign any of its rights or obligations under this Agreement including by sale of stock, by operation of Law in connection with a merger or by sale of all or substantially all the assets of such Party without the prior written consent of the other Parties hereto; provided, however, that nothing in the foregoing shall prohibit Purchasers or Seller from making any assignment (i) to any of its Affiliates so long as such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement; provided further, that no such assignment shall release Purchasers or Seller, as the case may be, from their obligations under this Agreement; and (ii) to any successors to all or substantially all of the business and assets of Purchasers or Seller, whether in a merger, consolidation, sale of substantially all assets or other similar transaction. Any purported assignment, hypothecation or transfer in breach of this Section 8.3 shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 8.4        Entire Agreement. This Agreement and the Ancillary Agreements (in each case, including all Schedules and Exhibits hereto and thereto) contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for (i) the Confidentiality Agreement, which will remain in full force and effect for the term provided for therein, and (ii) any written agreement of the Parties that expressly provides that it is not superseded by this Agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Confidentiality Agreement, the provisions of this Agreement shall control.

Section 8.5        Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchasers, Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement, except that the provisions of Article VII shall inure to the benefit of the Purchaser Indemnified Parties and Seller Indemnified Parties, as applicable.

Section 8.6        Confidential Information. All confidential information made available to Purchasers, their Affiliates and their respective Representatives with respect to Seller, its Affiliates, the Purchased Assets or the Assumed Liabilities shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 8.7        Expenses, Transfer Taxes and Property Taxes. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses. Notwithstanding the foregoing, all Transfer Taxes imposed by the United States, or any state or possession of the United States, or Jersey shall be paid by Purchasers and all Transfer Taxes imposed by Barbados or Luxembourg shall be paid by Seller.

(b)        In the case of any taxable period that includes (but does not end on) the Closing Date, (i) real, personal and intangible property Taxes and similar Taxes imposed with respect to the Purchased Assets (“Property Taxes”) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis, and (ii) all other Taxes imposed with respect to the Purchased Assets (other than Transfer Taxes subject to the second sentence of Section 8.7(a)) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period as though the taxable period terminated as of the effective time of the Closing. Seller, on the one hand, and Purchasers, on the other hand, shall promptly reimburse each other in accordance with such allocation for any such Property Taxes which any Party is required to pay under applicable Law.

Section 8.8        Schedules. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure with respect to any other section or subsection of this Agreement with respect to which its relevance is reasonably apparent on its face for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the inclusion of an item in the Seller Disclosure Schedule as an exception to any representation, warranty or other part of this Agreement will not be deemed an admission that such item represents a material exception or a material fact, event or circumstance, that such item is required to be disclosed by this Agreement or that such item has had or would reasonably be expected to have a Material Adverse Effect.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 8.9        Governing Law; Jurisdiction. (a) This Agreement and the Ancillary Agreements and their negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of, or relate to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or the Ancillary Agreements or as an inducement to enter into this Agreement or the Ancillary Agreements), shall be exclusively governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of Laws that might otherwise govern under any applicable conflict of Laws principles.

(b)        Any claim, demand, suit, action, cause of action, or proceeding (whether in contract, in tort, at law or otherwise) (each, a “Proceeding”) based upon, arising out of, or related to this Agreement and the Ancillary Agreements and their negotiation, execution, performance, non-performance, interpretation, termination, construction or the transactions contemplated by the Agreement or the Ancillary Agreements shall be heard and determined in the Court of Chancery in the City of Wilmington, New Castle County, Delaware or, in the event such court lacks subject matter jurisdiction, the United States District Court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the Superior Court in the City of Wilmington, New Castle County, Delaware. The Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum, or lack of jurisdiction to the maintenance of any such Proceeding. The consents to jurisdiction and venue set forth herein shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.9 and shall not be deemed to confer rights on any Person other than the Parties. Each Party agrees that the service of process upon such Party in any Proceeding arising out of or relating to this Agreement or the Ancillary Agreements shall be effective if notice is given by overnight courier at the address set forth in Section 8.1. Each of the Parties also agrees that any final, non-appealable judgment against a Party in connection with any Proceeding arising out of or relating to this Agreement shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 8.10     WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY PROCEEDING (whether in contract, in tort, at law or otherwise) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 8.11      Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Party, it being understood that each Party need not sign the same counterpart.

Section 8.12    Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.13     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 8.14      Mutual Drafting. The Parties are sophisticated and have been represented by lawyers throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions set forth in Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any Schedule or Exhibit hereto, and therefore, waive their effects.

[Remainder of Page Intentionally Left Blank]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

CONCORDIA PHARMACEUTICALS INC., S.À.R.L., BARBADOS BRANCH

By:	/s/ Erin O’Neil / Neil Smith
Name:	Erin O’Neil / Neil Smith
Title:	COO / VP Finance

IGI LABORATORIES, INC.

By:	/s/ Jason Grenfell-Gardner
Name:	Jason Grenfell-Gardner
Title:	President & CEO

TELIGENT JERSEY LIMITED

By:	/s/ Jason Grenfell-Gardner
Name:	Jason Grenfell-Gardner
Title:	President

[Signature Page to Asset Purchase Agreement]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.